EX-99.B(d)(59)

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Lee Munder Capital Group, LLC

As of July 21, 2009, as amended March 28, 2012

SEI INSTITUTIONAL INVESTMENTS TRUST

Small Cap Fund

Small/Mid Cap Equity Fund

Small Cap II Fund

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Lee Munder Capital Group, LLC

As of July 21, 2009, as amended March 28, 2012

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation		Lee Munder Capital Group, LLC

By:	/s/ Aaron C. Buser	By:	/s/ Joseph F. Tower III

Name:	Aaron C. Buser	Name:	Joseph F. Tower III

Title:	Vice President	Title:	COO